Exhibit 99.1

More Than Just Another Rah-Rah Note!

This has been a challenging and complex year for our clients, the capital markets, Jefferies and most, if not all, of us. Our fiscal third quarter ended yesterday, and summer is rapidly coming to a close for most of us. We have all been navigating this complicated world to the very best of our abilities. If you feel like a yo-yo or a spinning top, it is understandable:

a.	Global capital markets new issue activity has fallen off a cliff.

b.	Interest rates and volatility have been rising.

c.	New Covid cases, while still pervasive, have been coming down in number (at least for now).

d.	Geopolitical complications and associated risk seem to increase weekly.

e.	Liquidity feels like it is going down.

f.	Political uncertainty is on the rise.

g.	And…. ? ? ?

We could easily continue this progression through the rest of the alphabet, but we expect you all get the point. We at Jefferies have powered through these past few years remarkably well. At times, life and our business seemed daunting and all but impossible to get through. However, in hindsight – as is often the case – it turns out we were more aware of what was going on around us, the implication for clients, and how to ensure positive outcomes than we thought. Yup, looking back, it almost seems like it was obvious what needed to get done, and we just put our individual and collective heads down and grinded through it. The results spoke for themselves.

However, this year and today definitely feel different. Many of our investing clients are getting whipsawed and hurt. Our corporate clients are concerned about the risks of playing offense, questioning expansion plans and acquisitions, and worrying about impending capital needs and the higher associated costs. We ourselves have operated for nearly the past six months with one of the biggest engines of our firm, new issue capital markets, operating at a fraction of our capacity and capabilities because of the almost complete shutdown in demand. While we could sit back and say this is all an unfortunate market reality that someday will pass, and hence we should just be patient, the purpose of this note is to make sure that never happens. Especially, most certainly not as we enter our important fourth and final quarter of our year. Instead, we would like to point out a few reminders, thoughts and additional perspectives to help us all relax and recharge over the remaining summer days so that we can come back from family or personal time ready to sprint forward together and make the most of the last three months of Jefferies’ fiscal 2022.

Some Things To Consider:

1.

Acceptably and Reasonably Productive. While not robust, frothy or particularly pretty, our year so far has been acceptable and reasonably productive. We told everyone that the last year or two were not readily repeatable in the short run and we were more right than we knew. That said, we have managed our risk acceptably, and we have performed admirably for our clients every time the market gave us the chance. Clearly, the markets and our business are down significantly from the exceptional highs of 2020-21, but the most important element we can affect and at least partially control – market share – continues to be solid and we believe our growth momentum is continuing.

2.

Competitive Position. We are not picking on any one competitor here and there are many that fit in the boat we are about to describe, but our strategy at Jefferies is not changing. We don’t have to shrink our platform to succeed (very difficult to do, by the way). We have raised our capital and are under no pressure to access the markets when they are no longer friendly. We like all of our businesses and believe they are right-sized, diversified, well-managed and consistent with our goals of achieving a decent return on equity. Better yet, we have room for expansion and improvement virtually everywhere we look around Jefferies. It will require a lot of work, but we understand what needs to be done and we are up to it.

3.

Continuing to Invest. People often wonder how Jefferies rises to the next level every couple of years. Continuing to invest in training, mentoring and supporting everyone at Jefferies and selectively hiring additional A+ talent when the rest of the street is going the other way are the best examples of how we do it. We spent a lot of time last year and again this year interviewing and hiring exceptional new partners. Bottom line, we have more talent and capability in our house than ever before, and it will just require a little patience for the results to fully reflect everything we are capable of achieving.

4.

Culture. We have the best team on Wall Street. Our interns know it, our MDs know it, and so does everyone in between. We each know we can make a difference at our firm, as everyone is capable of moving the dial at Jefferies. Other firms pride themselves on that never being the case. For us, it is what motivates us. As long as Covid continues to be manageable, we need everyone back in our offices on a consistent basis so we can truly maximize our fourth and final quarter and the future that is ahead. We need our seniors in, so we can have motivated and impactful juniors. We are not going to look at individual names on the turnstiles and we have absolutely no issue when people need to utilize the hybrid solution. Let’s all just appreciate that together, rather than in lonely home silos, we can do our best to close out the year the right way.

5.

Opportunity. One week it feels like the capital markets are closed and the next week it feels like they will be open. We are not going to worry about things beyond our control. What is within our control is to get every investment banking deal we have in our backlog (and that is a LOT) prepared to go so we can execute at a moment’s notice. We need to manage our risk, to make sure we don’t harm our clients or ourselves. We need to keep using our capital to facilitate our clients’ needs, even if others pare back out of confusion, change in strategy, or because their people are just worrying about the status of their careers. We intend to play smart offense in our fourth quarter, and we need all of you with us.

We all know what we need to do for the next three months at Jefferies. We believe that what we accomplish will not just allow us to finish this crazy year in a respectable manner, but it will set us up for 2023 and beyond. One of the things that makes Jefferies so special is that we can all think one, two, three, and even seven plus years ahead. We know the firm we have today and are incredibly proud of it. That said, we know the firm we will have tomorrow and the day after will be even better, if we all do our jobs consistently and together.

The seasons may change, but we at Jefferies maintain a consistent and persistent course forward.

Let’s get to it,

Rich and Brian

RICH HANDLER CEO, Jefferies Financial Group 1.212.284.2555 rhandler@jefferies.com @handlerrich Twitter | Instagram Pronouns: he, him, his	BRIAN FRIEDMAN President, Jefferies Financial Group 1.212.284.1701 bfriedman@jefferies.com